EXHIBIT 99.4

Third Quarter 2006

Earnings Conference Call

October 18, 2006

Third Quarter 2006 Earnings - Highlights

Core Earnings - $1.159 Billion

+15% year-over-year

Core EPS $1.35 (diluted)

Reported Net Income - $1.168 Billion

Reported EPS $1.36 (diluted)

Strong Performance driven by:

Higher Oil Prices

Higher Oil and Gas Volumes

Improved Chemical Earnings

Third Quarter 2006 Earnings - Oil & Gas Segment
Variance Analysis - 3Q06 vs. 3Q05

Core Earnings for 3Q06 of $1.877 Billion

+15% year-over-year

($ in millions)

3Q 05

Sales Price

Sales

Volume/Mix

Exploration

Expense

All Others

3Q 06

$1,647

$1,877

$273

$141

$23

$161

Third Quarter 2006 Earnings - Oil & Gas Segment

3Q06

3Q05

Reported Segment Earnings ($ mm)

$1,877

$1,638

WTI Oil Price ($/bbl)

$70.53

$63.19

NYMEX Gas Price ($/mcf)

$6.33

$7.09

Oxy’s Realized Prices

Worldwide Oil ($/bbl)

$60.52

$55.97

US Natural Gas (per mcf)

$5.88

$6.33

Third Quarter 2006 Earnings - Oil & Gas Segment

3Q06

3Q05

Oil and Gas Production (mboe/day)

587

516

+14% year-over-year

Production lower than projected due to:

   One less Libyan lifting (12 mboe/day)

   Maintenance at Horn Mountain, Qatar,

   and Argentina (6 mboe/day)

Exploration Expense ($ mm)

$74

$51

Core Earnings for 3Q06 of $247 Million

+48% year-over-year

Third Quarter 2006 Earnings – Chemical Segment
Variance Analysis - 3Q06 vs. 3Q05

3Q 05

Sales Price

Sales

Volume/Mix

Operations/

Manufacturing

All Others

3Q 06

$167

$247

$83

$24

$23

$4

($ in millions)

Third Quarter 2006 Earnings - Nine Months Results

YTD2006

YTD2005

Core Income ($ mm)

$3,514

$2,616

Core EPS (diluted)

$4.07

$3.20

ROE*

26%

ROCE*

22%

Oil and Gas Earnings ($ mm)

$5,740

$4,172

Oil and Gas production (mboe/day)

596

519

+ 53 mboe/day from Vintage

+ 18 mboe/day from Libya

WTI Oil Price ($/bbl)

$68.24

$55.40

Oxy’s Worldwide Realized Oil price

$58.41

$48.24

* Annualized (see attached Excel file for GAAP reconciliation)

Third Quarter 2006 Earnings - Nine Months Results

Oil and Gas production costs increased by $2.32 per boe to
$11.13 YTD 2006 vs. $8.81 per boe FY 2005

Approx. 45% of the increase was a result of higher energy prices.

Remaining changes due to increased workover and maintenance.

YTD2006

YTD2005

Chemical Core Earnings ($ mm)

$745

$606

Improvement due to higher chlor-

        alkali volumes and higher margins

        in all chlorovinyl products.

Net Interest Expense ($ mm)

$80

$137

Capital Spending ($ mm)

$1,992

$1,583

Third Quarter 2006 Earnings – Cash Flow YTD2006

$7,200

$1,000

$2,400

$2,000

$1,300

$610

$460

$30

$1,400

Available

Cash

Asset Sale

Proceeds

Acquisitions

Capex

Share

Repurchase

Reduction

Dividends

Other

Ending Cash

Balance

Beginning

Cash

$2,400

Flow From

Cash

Operations

$4,800

Other

Other

($ in millions)

Debt

Third Quarter 2006 Earnings - Share Repurchase

Spent $1.3 Billion to Repurchase 26.7 mm shares YTD
2006 at an average price of $48.22 a share.

Repurchased 6.6 mm shares in 3Q06 at an average
price of $47.98 a share – 67% purchased during month
of September.

Shares Outstanding (mm)

YTD2006

9/30/06

Weighted Average Basic

854.2

Weighted Average Diluted

863.0

Shares Outstanding

849.2

Diluted Shares Outstanding

858.3

Third Quarter 2006 Earnings - 4Q06 Outlook

Oil and Gas production of 610 to 620 mboe/day

9 mboe/day from recently acquired Plains properties; due to
gas sales lag we will report approx. 7 mboe/day for 4Q.

Two Libyan liftings scheduled total of 2 million barrels = 24 mboe/day.

Commodity prices

$1 per bbl change in oil prices impacts Oil & Gas earnings by approx. $38 mm in 4Q before foreign income taxes (after-tax
impact of $22 mm).

25-cents per mmBtu change in gas prices impacts quarterly
segment earnings by $12 mm.

Realized Domestic Natural Gas price of $5.20 per mcf

Reduce Oil & Gas segment income by $32 mm vs. 3Q06.

Exploration Expense of about $100 mm due to higher
drilling and seismic activity largely related to Libya.

Third Quarter 2006 Earnings - 4Q06 Outlook

Expect Chemical Earnings of $200 mm in 4Q and $945
mm FY2006.

While slowdown has not yet occurred we expect that the typical seasonal slowdown will begin in November and carry through
December.

Expect Total Capex for 2006 of approximately $3 Billion.

Oil & Gas accounting for more than 90 percent.

Interest Expense of approximately $25 million.

Worldwide Effective Tax Rate of 44 Percent.

Third Quarter 2006 Earnings

See the investor relations supplemental schedules for the reconciliation of non-
GAAP items.  Statements in this presentation that contain words such as "will",
"expect" or "estimate", or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could materially affect expected results.  Factors that could cause results to differ materially include, but are not limited to:  exploration risks, such as drilling of unsuccessful wells; global commodity pricing fluctuations and supply/demand considerations for oil, gas and chemicals; higher-than-expected costs; political risk; and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition.  You should not place undue reliance on these forward-looking statements which speak only as of the date of this filing.  Unless legally required, Occidental disclaims any obligation to update any forward-
looking statements as a result of new information, future events or otherwise.  U.S. investors are urged to consider carefully the disclosure in our
Form 10-K, available through the following toll-free telephone number, 1-888-
OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com.  You also can obtain a copy from the SEC by calling 1-800-SEC-0330.

Occidental Petroleum Corporation

Return on Capital Employed (ROCE)

($ Millions)

Reconciliation to Generally Accepted Accounting Principles (GAAP)	2004	2005	Nine Months 2006	Annualized 2006
GAAP measure - earnings applicable to common shareholders	2,568	5,281	3,254
Interest expense	392	201	80
Tax effect of interest expense	(84)	(70)	(28)
Earnings before tax-effected interest expense	2,723	5,412	3,306

GAAP stockholders' equity	10,550	15,032	18,858

DEBT
GAAP debt
Debt, including current maturities	3,804	2,919	2,893
Non-GAAP debt
Capital lease obligation	26	25	25
Subsidiary preferred stock	75	75	75
Total debt	3,905	3,019	2,993

Total capital employed	14,455	18,051	21,851

Return on Capital Employed (%)	20.2	33.3	16.6	22.1